Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE DISTRIBUTION

Contact:	Brad Pedersen
CEO, President, and Director
Phone: 973-602-1001

BREEZE-EASTERN REPORTS FISCAL 2015 SECOND QUARTER

AND FIRST HALF RESULTS

Whippany, New Jersey – October 29, 2014 – Breeze-Eastern Corporation (NYSE MKT: BZC) today reported its fiscal 2015 second quarter and first six months financial results.

For the fiscal 2015 second quarter:

•	Net sales: $17.7 million versus $15.5 million for fiscal 2014 second quarter.
•	Net income/(loss): net income of $0.6 million, or $0.06 per diluted share, versus a net loss of ($0.2) million, or ($0.02) per diluted share, for the same period last year.
•	Adjusted EBITDA, (as defined below in “Non-GAAP Financial Measures”): $1.5 million, versus $0.1 million in the second quarter of fiscal 2014.
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Bookings: $24.2 million, versus $21.8 million in the fiscal 2014 second quarter. Backlog at September 30, 2014 was $126.5 million compared with $119.5 million at the beginning of the fiscal year. The second quarter book-to-bill ratio was 1.4 for both fiscal 2015 and fiscal 2014.

•	Cash net of Debt: $12.9 million, versus $3.5 million a year ago and $6.0 million at the beginning of the fiscal year.

For the fiscal 2015 first six months:

•	Net sales: $35.6 million versus $35.0 million for the fiscal 2014 first six months.
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SG&A: $7.7 million or 22% of sales versus $6.5 million or 19% of sales last year. When excluding executive transition costs for fiscal year 2015 ($0.6 million) and for fiscal 2014 ($0.2 million), and the environmental benefit from reserve reductions ($0.4 million for fiscal year 2015 and $1.2 million for fiscal year 2014), the SG&A for the first six months of fiscal year 2015 amounts to $7.5 million, same as fiscal year 2014.

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Engineering: $4.0 million versus $3.7 million for the fiscal 2014 first six months. Excluding costs incurred for an internal re-organization in fiscal 2015, the engineering expenses would have been $3.7 million, unchanged from the first six months of fiscal 2014.

35 Melanie Lane ● Whippany ● New Jersey 07981

Tel:  (973) 602-1001 ● Fax:  (973) 739-9333 ● www.breeze-eastern.com

Breeze-Eastern Corporation – October 29, 2014 Fiscal 2015 Second Quarter Earnings Release	Page 2 of 5

•

Net income: net income of $0.5 million, or $0.05 per diluted share, versus net income of $1.2 million, or $0.12 per diluted share, for the same period last year. Excluding the executive transition costs, the environmental reserve reductions, and the internal re-organization costs mentioned previously, net income for the first six months of fiscal 2015 would have been $0.8 million or $0.08 per diluted share versus net income of $0.6 million, or $0.06 per diluted share for the first six months of fiscal 2014.

•

Adjusted EBITDA: $1.9 million versus $2.7 million in the fiscal 2014 first six months. Excluding the executive transition costs, the environmental reserve reductions, and the internal re-organization costs mentioned previously, Adjusted EBITDA for the first six months would have been $2.4 million for fiscal 2015 on $35.6 million of sales versus $1.7 million for fiscal 2014 on $35.0 million of sales.

•	Bookings: $42.7 million versus $37.8 million in the fiscal 2014 first six months. The book-to-bill ratio for the fiscal 2015 first six months was 1.2 versus 1.1 in the first six months of fiscal 2014.

Brad Pedersen, President and Chief Executive Officer, said, “Our fiscal second quarter sales met our expectations and exceeded last fiscal year, mainly due to new equipment sales to the U.S. Government and Airbus and higher spare part sales to U.S. and Foreign Governments. Gross margins for the second quarter also exceeded last fiscal year primarily as a result of higher new equipment and spare parts volume and also to higher profitability for spare parts. Our sales for the first six months of $35.6 million are 2% above the same period last fiscal year. This is mainly attributable to new production sales to Airbus. Our backlog is larger than it was at the same period last year and our new orders have also exceeded last year.”

Mr. Pedersen continued, “In the fiscal first six months, we continued to make progress toward completing our major new product development projects. We are presently performing product qualification activities for the A400M, CH-53K and the Boeing V22 cargo winch development programs as well as the U.S. Coast Guard new controller.”

Serge Dupuis, Chief Financial Officer, said, “The cash generated during the first six months by operating activities exceeded last fiscal year first six months by $9.0 million mainly as a result of collections related to prior quarter sales and also due to the emphasis placed on inventory reduction. Our cash balance of $12.9 million is $9.4 million above a year ago and $6.9 million more than at the end of fiscal 2014. We continue to have no debt.”

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The Company will conduct a conference call at 10:00 AM EDT on Wednesday, October 29, 2014 with the following numbers: (877) 415-3185 or (857) 244-7328 and passcode 58311680.

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We are pleased to introduce a mobile phone and tablet friendly Investor Relations site. Visit http://phx.corporate-ir.net/Mobile.view?c=114678 from your mobile device or tablet for listen-only mode for the conference call.

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Breeze-Eastern Corporation (http://www.breeze-eastern.com) is a leading global designer and manufacturer of high performance lifting and pulling devices for military and civilian aircraft, including rescue hoists, winches and cargo hooks, and weapons-lifting systems. The Company employs approximately 160 people at its facilities in Whippany, New Jersey.

Breeze-Eastern Corporation – October 29, 2014 Fiscal 2015 Second Quarter Earnings Release	Page 3 of 5

Non–GAAP Financial Measures

In addition to disclosing financial results that are determined in accordance with Accounting Principles generally accepted in the United States of America (“GAAP”), the Company also discloses Adjusted EBITDA (earnings before interest, taxes, depreciation and amortization, other income/expense, loss on debt extinguishment, and relocation expense). The Company presents Adjusted EBITDA because it considers it an important supplemental measure of performance. Measures similar to Adjusted EBITDA are widely used by the Company and by others in the Company’s industry to evaluate performance and valuation. The Company believes Adjusted EBITDA facilitates operating performance comparisons from period to period and company to company by backing out potential differences caused by variations in capital structure (affecting relative interest expense), tax positions (such as the impact on periods or companies of changes in effective tax rates or net operating losses) and the age and book depreciation of facilities and equipment (affecting relative depreciation expense). The Company also presents Adjusted EBITDA because it believes it is frequently used by investors and other interested parties as a basis for evaluating performance.

Adjusted EBITDA has limitations as an analytical tool, and should not be considered in isolation or as a substitute for analysis of the Company’s results as reported under GAAP. Some of the limitations of Adjusted EBITDA are that (i) it does not reflect the Company’s cash expenditures for capital assets, (ii) it does not reflect the significant interest expense or cash requirements necessary to service interest or principal payments on the Company’s debt, and (iii) it does not reflect changes in, or cash requirements for, the Company’s working capital. Furthermore, other companies in the aerospace and defense industry may calculate these measures differently than the manner presented above. Accordingly, the Company focuses primarily on its GAAP results and uses Adjusted EBITDA only supplementally. A reconciliation of Adjusted EBITDA to net income (loss), the most directly comparable GAAP measure, for the three and six months ended September 30, 2014 and 2013 is shown in the tables below.

INFORMATION ABOUT FORWARD-LOOKING STATEMENTS

This news release contains “forward-looking statements” – that is, statements related to future, not past, events. In this context, forward-looking statements often address our expected future business and financial performance and financial condition, and often contain words such as “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek,” “see,” or “will.” These forward-looking statements are not guarantees and are subject to known and unknown risks, uncertainties and assumptions about us that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. For us, particular uncertainties that could cause our actual results to be materially different than those expressed in our forward-looking statements include: changes in business conditions, changes in applicable laws, rules and regulations affecting us in locations in which we conduct business, interest rate trends, a decline or redirection of the United States defense budget, the failure of Congress to approve a budget or continuing resolution, the termination of any contracts with the United States Government, changes in our sales strategy and product development plans, changes in the marketplace, developments in environmental proceedings that we are involved in, continued services of our executive management team, competitive pricing pressures, security breaches, market acceptance of our products under development, delays in the development of products, changes in spending allocation or the termination, postponement, or failure to fund one or more significant contracts by the United States Government or other customers, determination by us to dispose of or acquire additional assets, events impacting the United States and world financial markets and economies; and such other factors that may be identified from time to time in our Securities and Exchange Commission (“SEC”) filings and other public announcements including those specific risks disclosed under the caption “Risk Factors” in Part 1, Item 1A of our Annual Report on Form 10-K for the year ended March 31, 2014, as filed with the SEC on June 5, 2014. All subsequent written and oral forward-looking statements attributable to us, or persons acting on our behalf, are expressly qualified in their entirety by the foregoing. Readers are cautioned not to place undue reliance on our forward-looking statements, as they speak only as of the date made. Except as required by law, we assume no duty to update or revise our forward-looking statements.

Breeze-Eastern Corporation – October 29, 2014 Fiscal 2015 Second Quarter Earnings Release	Page 4 of 5

BREEZE-EASTERN CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In Thousands of Dollars Except Share Data)

	Three Months Ended		Six Months Ended
	9/30/14	9/30/13	9/30/14	9/30/13
Net sales	$17,671	$15,464	$35,590	$35,032
Cost of sales	10,686	10,051	23,039	22,814
Gross profit	6,985	5,413	12,551	12,218

Selling, general, and administrative expenses	3,707	3,808	7,668	6,541
Engineering expense	2,221	1,910	4,046	3,729
Operating income (loss)	1,057	(305)	837	1,948

Interest expense	8	15	16	33
Other expense-net	33	30	62	51
Income (loss) before income taxes	1,016	(350)	759	1,864

Provision (benefit) for income taxes	376	(133)	281	708
Net income (loss)	$640	$(217)	$478	$1,156

Basic earnings (loss) per share:	$0.07	$(0.02)	$0.05	$0.12
Diluted earnings (loss) per share:	$0.06	$(0.02)	$0.05	$0.12

Weighted average basic shares	9,766,000	9,644,000	9,741,000	9,608,000
Weighted average diluted shares	9,962,000	9,644,000	9,937,000	9,705,000

BALANCE SHEET INFORMATION

(In Thousands of Dollars)

	9/30/14	3/31/14
Cash	$12,876	$6,021
Other current assets	43,555	49,576
Total current assets	56,431	55,597
Fixed assets – net	5,774	6,332
Other assets	17,111	17,864
Total assets	$79,316	$79,793

Current portion of long-term debt and short term borrowings	$—	$—
Other current liabilities	14,590	15,889
Total current liabilities	14,590	15,889
Long-term debt	—	—
Other non-current liabilities	12,518	13,420
Stockholders’ equity	52,208	50,484
Total liabilities and stockholders’ equity	$79,316	$79,793

Breeze-Eastern Corporation – October 29, 2014 Fiscal 2015 Second Quarter Earnings Release	Page 5 of 5

Reconciliation of Reported Income (Loss) to Adjusted EBITDA

(In Thousands of Dollars)

	Three Months Ended		Six Months Ended
	9/30/14	9/30/13	9/30/14	9/30/13
Net sales	$17,671	$15,464	$35,590	$35,032
Cost of sales	10,686	10,051	23,039	22,814
Gross profit	6,985	5,413	12,551	12,218

Selling, general and administrative expenses	3,707	3,808	7,668	6,541

Engineering expense	2,221	1,910	4,046	3,729
Operating income (loss)	1,057	(305)	837	1,948

Add back: Depreciation and amortization	491	360	1,078	749
Adjusted EBITDA	$1,548	$55	$1,915	$2,697

Net income (loss)	$640	$(217)	$478	$1,156
Provision (benefit) for income taxes	376	(133)	281	708
Depreciation and amortization	491	360	1,078	749
Interest expense	8	15	16	33
Other expense-net	33	30	62	51
Adjusted EBITDA	$1,548	$55	$1,915	$2,697